Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-235768 and 333-252087), Form S-8 (File No. 333-220781) and Form S-3 (File Nos. 333-231035, 333-231954, 333-240129, 333-252623, 333-256476, and 333-262276) of our report dated March 31, 2022, related to the consolidated financial statements of First Wave BioPharma, Inc. (f/k/a AzurRx BioPharma, Inc.) as of December 31, 2021 and 2020 and for the years then ended, which appears in the Annual Report on Form 10-K of First Wave BioPharma, Inc. for the year ended December 31, 2021. Our report on the consolidated financial statements of First Wave BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern.

/s/ Mazars USA LLP
New York, New York
March 31, 2022